FOR IMMEDIATE RELEASE

November 9, 2009

Contact: Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS NINE-MONTH EARNINGS

FREEHOLD, NEW JERSEY, November 9, 2009.........………UMH Properties, Inc. (NYSE Amex:UMH) reported that funds from operations (FFO), excluding non-cash impairment charges and other losses on securities transactions, amounted to $6,663,000 or $.59 per share for the nine months ended September 30, 2009, as compared to $6,012,000 or $.55 per share for the nine months ended September 30, 2008.  Net income amounted to $1,340,000 or $.12 per share for the three months ended September 30, 2009, as compared to $1,201,000 or $.11 per share for the three months ended September 30, 2008.  Net income amounted to $1,420,000 or $.13 per share for the nine months ended September 30, 2009, as compared to $2,407,000 or $.22 per share for the nine months ended September 30, 2008.  Net cash provided by operating activities for the nine months ended September 30, 2009 was $9,112,000 as compared to $6,747,000 for the nine months ended September 30, 2008.

A summary of significant financial information for the three months and nine months ended September 30, 2009 and 2008 is as follows:

   For the Three Months Ended

	9/30/09	9/30/08

Total Revenues	$9,857,000	$10,240,000
Total Expenses	$8,517,000	$9,049,000
Net Income	$1,340,000	$1,201,000
Net Income per Share	$.12	$.11
FFO (1)	$2,357,000	$2,209,000
FFO per Share (1)	$.21	$.20
Weighted Average Shares Outstanding	11,493,000	10,916,000

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  For the Nine Months Ended

	9/30/09	9/30/08

Total Revenues	$25,432,000	$29,015,000
Total Expenses	$23,990,000	$26,638,000
Net Income	$1,420,000	$2,407,000
Net Income per Share	$.13	$.22
FFO (1)	$4,511,000	$5,427,000
FFO per Share (1)	$.40	$.50
Weighted Average Shares Outstanding	11,260,000	10,845,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and nine months ended September 30, 2009 and 2008 is calculated as follows:

	Three Months		Nine Months
	9/30/09	9/30/08	9/30/09	9/30/08

Net Income	$1, 340,000	$1,201,000	$1,420,000	$2,407,000
(Gain) Loss on Sales of Depreciable Assets	-0-	(9,000)	22,000	(30,000)
Depreciation Expense	1,017,000	1,017,000	3,069,000	3,050,000

FFO	$2, 357,000	$2,209,000	$4,511,000	$5,427,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the nine months ended September 30, 2009 and 2008:

	9/30/09	9/30/08

Operating Activities	$9,112,000	$6,747,000
Investing Activities	(7,409,000)	(11,169,000)
Financing Activities	(1,433,000)	4,507,000

 Samuel A. Landy, President, stated, “In this challenging operating environment, UMH continues to perform and deliver reliable earnings.  Our adjusted FFO increased 7% from $.55 per share for the nine months ended September 30, 2008 to $.59 per share for the nine months ended September 30, 2009. Income from community operations increased 7% from $9,269,000 for the nine months ended September 30, 2008 to $9,908,000 for the nine months ended September 30, 2009.  Occupancy has remained relatively stable at approximately 80%.  The Company has been increasing rental rates and focusing on controlling costs.  Cash provided from operating activities increased 35% from $6,747,000 for the nine months ended September 30, 2008 to $9,112,000 for the nine months ended September 30 2009. Our balance sheet remains strong.  We have approximately $3 million in cash, over $30 million in REIT securities subject to margin and bank loans of $10 million, and a low leverage ratio.  The fair value of our securities portfolio increased by approximately $7,000,000 over the past nine months.  We now have an unrealized gain of $1,200,000 as compared to an unrealized loss of $5,700,000 at December 31, 2008.  Our current earnings projections reflect favorably on the coverage for our dividend. Our home sales division remained a source of weakness down 41% over the nine month period. While the pace of job losses in the US has recently slowed, our home sales have clearly been affected by the rise in unemployment. However, over the longer term we remain encouraged.  Site-built homeownership rates are trending lower as mortgage lenders are returning to realistic underwriting standards.  The tax credit for first-time homebuyers has been extended and expanded to now include a credit for certain existing homeowners who purchase a new home.  Conventional new housing starts remain at historically low levels. This will allow the excess housing inventory to be absorbed. As our nation’s economic outlook improves demand for affordable housing will increase.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

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